Exhibit 10.28

Execution Version

STOCK PURCHASE AGREEMENT

by and between

HENRI DECLOUX AND PAUL MACORS

as sellers

and

NEXEON MEDSYSTEMS BELGIUM S.P.R.L.

as buyer

APRIL 7, 2017

SPA Decloux/Macors – Nexeon	Page 1

Execution Version

This STOCK Purchase Agreement (this “Agreement”) is entered into on or about April 7, 2017, by and between Henri Decloux, an individual with Belgian nationality, residing in Herve, Belgium, with passport number 591-9383268-75 (“Henri”), Paul Macors, an individual with Belgian nationality, residing in Saive, Belgium, with passport number 592-1184804-30 (“Paul”), on the one hand (collectively, the “Sellers”), and Nexeon Medsystems Belgium S.p.r.l., a company incorporated under the laws of Belgium, having its registered office at Rue du Bois St-Jean 15/1 4102 Seraing, Belgium, registered with the Belgian Companies Register (BCE) under number 0525.673.682 (“Buyer”). Buyer and Sellers are collectively hereinafter referred to as the “Parties”, and each individually, a “Party”.

WHEREAS, Henri is the owner of 50 (fifty) shares (the “Henri Shares”) of the 100 (one hundred) issued and outstanding capital stock (the “Ingest Share Capital”) of Ingest S.p.r.l., a company incorporated in Belgium, with registered office in Angleur, Belgium and registered with the Belgian Commercial Register under number BE0887.481.407 (“Ingest”);

WHEREAS, Paul is the owner of the remaining 50 (fifty) shares (the “Paul Shares”) of the Ingest Share Capital, and together with the Henri Shares hereinafter collectively referred to as the “Ingest Shares”;

WHEREAS, Ingest is the owner of (i) 958 (nine hundred fifty-eight) class A shares and (ii) 1,040 (one thousand forty) class B shares of the 2,000 (two thousand) (the “Medi-Line AB Shares”) issued and outstanding capital stock (the “Medi-Line Share Capital”) of Medi-Line S.A., a company incorporated in Belgium with registered office in Angleur, Belgium and registered with the Belgian Commercial Register under number BE 0452.084.633 (“Medi-Line”).

WHEREAS, Henri is the owner of 1 (one) class A share of the Medi-Line Share Capital (the “Medi-Line Henri Share”).

WHEREAS Paul is the owner of 1 (one) class A share of the Medi-Line Share Capital (the “Medi-Line Paul Share”, and together with the Medi-Line AB Shares and Medi-Line Henri Share hereinafter referred to as the “Medi-Line Shares”). The Ingest Shares and the Medi-Line Shares are collectively hereinafter referred to as the “Shares”. Medi-Line and Ingest are hereinafter collectively referred to as the “Companies”, or individually as the “Company”.

WHEREAS this Agreement contemplates a transaction pursuant to which Buyer will purchase and acquire from Sellers, and Sellers will sell, transfer and assign to Buyer, all of the Shares of the respective Companies in return for consideration set forth more fully herein.

WHEREAS furthermore the Closing (as hereinafter defined) of this Agreement is a condition precedent to the entering into and execution of a certain services agreement by and between Medi-Line and HD Resources S.p.r.l. (“HD Resources”) dated on the Closing Date (as hereinafter defined) or as soon as practically thereafter (the “Services Agreement”) pursuant to which the latter will provide certain management services to and for the benefit of the former.

SPA Decloux/Macors – Nexeon	Page 2

Execution Version

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

Section 1. Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, in relation to any person, any person that, directly or indirectly through one or more intermediaries, Controls that person, is Controlled by such person, or is under common Control with that person.

“Business” means the Companies’ businesses which includes, but is not limited to the operations of the Companies, respectively, in respect of the Products consisting of commercializing, manufacturing, labeling, packaging, marketing, promoting, storage, selling, distributing and transporting of the Products as conducted, directly or indirectly, through third-parties by the Companies.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with Belgium GAAP.

“Confidential Information” means any information concerning the business and affairs of the Buyer, Seller, and the Companies that is not already generally available to the public.

”Control” means the ability of one person to determine that the affairs of another person are conducted in accordance with the wishes of the first person by way of: (a) holding of shares; and/or (b) possession of voting rights (in each case whether directly or indirectly) (and “Controls”, “Controlled” and “Controlling” shall be construed accordingly.

“Environmental, Health, and Safety Requirements” means all statutes, regulations, and ordinances as applicable in Belgium concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date (as defined hereinafter).

“Facility” means the manufacturing facility and building located at Liège Science Park, rue des Gardes Frontières, 5, B-4031, Angleur, Belgium.

“GAAP” means Belgium generally accepted accounting principles as in effect from time to time.

SPA Decloux/Macors – Nexeon	Page 3

Execution Version

“Governmental Authority” means any government, state, commonwealth or any subdivision thereof, whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Gross Consideration” means any and all cash and non-cash consideration (e.g., securities).

“Income Taxes” means any and all present and future local or foreign income taxes measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by Companies or any Subsidiary, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Companies or any Subsidiary (as defined hereinafter).

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Companies or any Subsidiary hold(s) any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Companies or any Subsidiary thereunder.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business (as hereinafter defined) and not incurred in connection with the borrowing of money.

SPA Decloux/Macors – Nexeon	Page 4

Execution Version

“Material Adverse Effect” or “Material Adverse Change” means any effect, state of facts, occurrence, circumstance, development or change that, individually or in combination with any other event, state of facts, occurrence, circumstance, development or change would occur solely during the Ordinary Course of Business that is or would reasonably be expected to be materially adverse to the Business, operations, condition (financial or otherwise) and performance of the Companies or to the ability of any Party to consummate timely the Agreement and transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Businesses of the Companies, (2) national or international political or social conditions, including the engagement by Belgium in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Belgium, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of Belgium, (3) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in Belgium GAAP, (5) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Authority, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence or circumstance with respect to, which Buyer has actual knowledge as of the date hereof, and (c) any adverse change in or effect on the business, operations, condition (financial or otherwise) and performance of the Companies that is fully and unconditionally cured by Sellers before the Closing Date; provided, however, that any event, state of facts, occurrence, circumstance, development or change set forth in the foregoing clauses (a) through (c) shall be taken into account in determining whether a “Material Adverse Effect” has occurred, or would reasonably be expected to occur, if such event, state of facts, occurrence, circumstance, development or change has a disproportionate adverse effect on the Business, operations, condition (financial or otherwise) or performance of the Companies’ Business(es), taken as a whole, relative to other Persons engaged in similarly situated businesses to the Companies’ Business(es) in the industry in which the Companies’ Business(es) operate.

“Ordinary Course of Business” means the ordinary course of business of each of the Companies as currently conducted and consistent with past custom and practice (including with respect to quantity and frequency).

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Companies or any Subsidiary.

SPA Decloux/Macors – Nexeon	Page 5

Execution Version

“Permitted Liens” means with respect to each Owned Real Property and Leasehold Improvement (as the case may be): (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property (as hereinafter defined) which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with Belgium GAAP; (B) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts which are not due and payable and which shall be paid in full and released at closing; (C) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of each of the Companies’ Businesses thereon; and (D) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of each of the Companies’ Businesses conducted thereon.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other (business) entity or any Governmental Authority.

“Products” means all products produced and manufactured by Medi-Line at the Facility.

“Schedules” means all the schedules, disclosure schedules (“Disclosure Schedules”), annexes and all other exhibits and attachments, including but not limited to all the documents, instruments and data thereto, thereunder and/or referenced therein in whatever format, attached to and made a part of the Agreement.

“Shares” means any share of common stock and preferred stock of each of the Companies.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means a all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SPA Decloux/Macors – Nexeon	Page 6

Execution Version

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Year” means any calendar year, or part thereof, ending on December 31st of that particular year.

Section 2. Purchase and Sale of the Shares.

(a) Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, all of the Shares of each of the Companies for the consideration specified in this Section 2.

(b) Purchase Price; Payments. The purchase price payable to Sellers by Buyer shall be the aggregate sum of One Million Four Hundred Fifty Thousand Euros (EUR 1,450,000) (the Purchase Price”) to be paid separately in two (2) equal installments of Seven Hundred Twenty-Five Thousand Euros (EUR 725,000) each to respectively Henri and Paul with each of them receiving Seven Hundred Twenty-Five Thousand Euros (EUR 725,000). The Purchase Price shall payable in certified funds at Closing (as hereinafter defined).

(c) Closing. The closing of the transactions contemplated by this Agreement and payment of the Purchase Price (the “Closing”) shall, unless otherwise agreed upon by Parties, take place at the offices of Buyer’s counsel or at any other place to be determined by mutual agreement of the Parties no later than ten (10) days following the completion of the audit of the Annual Financial Statements as defined in Section 6(e) herein by Buyer in accordance with Section 9(a)(viii) herein and the delivery by Seller to Buyer of the 2016 Interim Financial Statement as defined in Section 6(e) herein to consummate this Agreement and the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Sellers mutually may determine (the “Closing Date”) and, notwithstanding anything of the foregoing to the contrary, for every day that any of the schedules and exhibits required pursuant to this Agreement have not been fully completed and delivered by Sellers to Buyer by March 6, 2017, the Closing Date will be extended by the equal number of days of such delay beyond March 6, 2017.

(d) Deliveries at Closing. At or prior to the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments and documents referred to in Section 9(a), (ii) Buyer will deliver to Sellers the various certificates, instruments and documents referred to in Section 9(b), and (iii) Buyer will pay the Purchase Price at Closing as specified in Section 2(b).

SPA Decloux/Macors – Nexeon	Page 7

Execution Version

Section 3. Shareholder Accounts Receivables

(a) Shareholder Accounts Receivables. Henri has the right to be reimbursed by Ingest, and Ingest shall reimburse Henri when so requested, of the balance of its shareholder current account receivables of Six Hundred Twenty-Five Thousand Euros (EUR 625,000) (the “Henri Account Receivables”) and Paul has the right to be reimbursed by Ingest, and Ingest shall reimburse Paul when so requested, of the balance of its shareholder current account receivables of Six Hundred Twenty-Five Thousand Euros (EUR 625,000) (the “Paul Account Receivables”, and together with the Henri Account Receivables hereinafter referred to as the “Accounts Receivables”).

(b) Assignment. Sellers shall assign, sell and transfer to the Buyer, and Buyer shall accept, acquire and assume from Sellers the Accounts Receivables on the Closing Date (the “Assignment”).

(c) Payment. For consideration of the Assignment of the Accounts Receivables, Buyer shall pay to each of the Sellers on the Closing Date the amount of Six Hundred Twenty-Five Thousand Euros (EUR 625,000) .

(d) Consent to Assignment. Ingest hereby acknowledges and accepts the Assignment of the Account Receivables from Sellers to Buyer in accordance with this Agreement.

(e) Collecting Payment. As of the Closing Date the Buyer shall be solely responsible for collecting payment of the Accounts Receivables from Ingest and waives any claim against Sellers originating from prior to the Closing Date in respect of collecting payment of the Accounts Receivables from Ingest.

Section 4. Conditions Precedent.

The obligations of Sellers to sell the Shares to Buyer, and the obligation of Buyer to purchase the Shares from Sellers, are subject to the full satisfaction of and unconditional compliance with the following conditions not later than thirty (30) days before the Closing Date:

(a) Consent of Third Party. GE Healthcare UK Ltd, a company incorporated and existing under the laws of England, with its registered office in Buckinghamshire HP7 9NA, Little Chalfont, Amersham Place, England, shall have approved in writing the change of control of Medi-Line contemplated by this Agreement (the “Change of Control”) and shall have waived any right, option or claim to terminate, void or suspend the Strategic Supplier Alliance Agreement entered into by and between GE Healthcare UK Ltd and Medi-Line dated September 1, 2011, as amended by the First Amendment to Supply Agreement dated November 4, 2012, as amended by the Second Amendment to Supply Agreement dated November 4, 2015, that may have been triggered by the aforesaid Change of Control.

SPA Decloux/Macors – Nexeon	Page 8

Execution Version

(b) Consent Governmental Authority. Except as set forth in Schedule 4(b), Sellers will have obtained in writing any and all consents, authorizations, approvals from any Governmental Authority approving, authorizing and consenting to the Change of Control and waiving any right, option or claim to terminate, void or suspend any agreement or arrangement that the Sellers and such Governmental Authority are a party to upon the occurrence of the Change of Control.

(c) No Material Adverse Effect. Since December 31, 2016 there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5. Representations and Warranties Concerning Transaction.

(a) Sellers Representations and Warranties. Each of the Sellers hereby represents and warrants to Buyer that the statements contained in this Section 5(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5(a)) with respect to itself.

(i) Organization of Sellers. Each Seller (if an entity) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(ii) Authorization of Transaction. Sellers and Companies have full power and authority (including full entity power and authority) to execute and deliver this Agreement and to perform their obligations hereunder and have all material governmental licenses, authorizations, consents and approvals necessary to own its assets and to conduct their Business(es) as now being or as proposed to be conducted. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. Sellers do not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the Agreement and the transactions contemplated by thereunder. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Sellers.

(iii) Non-contravention. Except as set forth in Section 5(a)(iii) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which any Company or Seller is subject or, if any Seller is an entity, any provision of its governing documents, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any Seller or Company is a party or by which he, she or it is bound or to which any of his, her or its assets is subject.

SPA Decloux/Macors – Nexeon	Page 9

Execution Version

(iv) Brokers’ Fees. Sellers shall have the liability and obligation of any kind to pay any fees or commissions to any broker, finder or agent with respect to the Facility, the Real Property, the Agreement and the transactions contemplated by this Agreement.

(v) Shares. Sellers hold of record and own the number of Shares set forth in Section 6(b) of the Disclosure Schedule, including but not limited to any and all rights to payment and distribution thereunder, and free and clear of any restrictions on transfer, taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.

(vi) Schedules. Sellers have provided and delivered to Buyer all Schedules to the Agreement including all the documents, instruments and other data thereto, thereunder and referenced therein in whatever format.

(vii) Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Sellers, threatened, against or by Sellers or Company or any Affiliate of Sellers or Company that challenge or seek to prevent, enjoin or otherwise delay the consummation of this Agreement and the transactions contemplated thereunder.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 5(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5(b)).

(i) Organization of Buyer. Buyer is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Except as set forth in Section 5(b)(iii) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which Buyer is subject or any provision of its governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

SPA Decloux/Macors – Nexeon	Page 10

Execution Version

(iv) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Agreement and the transactions contemplated thereunder.

(v) Schedules. Buyer has received and accepted from Sellers all Schedules to the Agreement including all the documents, instruments and other data thereto, thereunder and referenced therein in whatever format.

(vi) Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyer, threatened, against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay this Agreement and the consummation of the transactions thereunder.

Section 6. Representations and Warranties.

Representations and Warranties of the Companies and Sellers. Each of Sellers and the Companies, as applicable, represents and warrants to Buyer that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the Disclosure Schedules delivered by the Sellers to Buyer simultaneously with the delivery of Medi-Line’s Audited Financial Statements.

(a) Organization, Qualification and Power. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each of the Companies is duly authorized and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and to conduct its Business as now being or as proposed to be conducted and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the Companies has full corporate power and authority to carry on the Business in which it is engaged and to own, lease, license and use the properties owned, leased, licensed or otherwise used by it.

(b) Intentionally omitted.

SPA Decloux/Macors – Nexeon	Page 11

Execution Version

(c) Non-contravention. To the knowledge of each of the Sellers, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Person to which each of the Companies is subject or any provision of the charter or bylaws of each of the Companies or (ii), without prejudice to Section 4 of this Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in or provide to any party the right or option to purchase, accelerate, terminate, modify, cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which each of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. To the knowledge of the Sellers, except as set forth in the Disclosure Schedule and, without prejudice to Section 4 of this Agreement, neither the Sellers nor the Companies need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Person in order for the Parties to consummate this Agreement and the transactions contemplated thereunder, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a Material Adverse Effect.

(d) Brokers’ Fees. Other than as provided for under this Agreement, the Companies have no liability or obligation of any kind to pay any fees or commissions to any broker, finder or agent with respect to this Agreement and the transactions contemplated thereunder.

(e) Financial Statements. The following financial statements of Medi-Line (collectively the “Financial Statements”): (i) the balance sheets and statements of income as of and for the fiscal years which ended, respectively, March 31, 2015 and March 31, 2016 (the “Annual Financial Statements”); and (ii) the balance sheet and statement of income for the nine (9) month period ending December 31, 2016 (the “2016 Interim Financial Statement”) have been prepared in accordance with Belgium GAAP and present accurately the financial condition of Medi-Line as of such dates and the results of operations of Medi-Line for such periods. Neither the Sellers nor Medi-Line has any material contingent liabilities or unusual forward or long-term commitments outside the Ordinary Course of Business not disclosed in the aforesaid Financial Statements.

(f) Events Subsequent to 2016 Interim Financial Statements. Since the conclusion and delivery by Medi-Line of the 2016 Interim Financial Statements, there has not been any Material Adverse Change. and Medi-Line has not engaged in any undertakings, operations, taken any actions or entered into any transactions outside and non-conform the Ordinary Course of Business.

(g) Legal Compliance; Permits. To the knowledge of each of the Sellers, each of the Companies has complied with all applicable statutes, laws and regulations (including directives as issued by the European Commission, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges there under) of any Person, except where the failure to comply would not have a Material Adverse Effect. Section 6(g) of the Disclosure Schedule lists all material licenses, permits, franchises and other authorizations of Person possessed by or granted to the Companies that are necessary and currently used or otherwise applied in the operation of its Business and operations (the “Companies Licenses”). Except as disclosed in Section 6(g) of the Disclosure Schedule, all Companies Licenses are in full force and effect except for those which failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Companies.

SPA Decloux/Macors – Nexeon	Page 12

Execution Version

(h) Taxes.

(i) Each of the Companies has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon and any other taxes and charges as owing and due up to Closing.

(ii) Each of the Companies has not waived any statute of limitations or local equivalent thereof in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency. Each of the Companies is not a party to any Income Tax allocation or sharing agreement.

(i) Intellectual Property. Section 6(i) of the Disclosure Schedule identifies each patent or patent registration that has been issued or licensed to and owned by each of the Companies with respect to any of its intellectual property, identifies each pending patent application or application for registration – including the jurisdiction and patent number - that each of the Companies has made with respect to any of its intellectual property and identifies each license, agreement or other permission that each of the Companies has granted to any third party with respect to any of its intellectual property. Each of the Sellers and the Companies is the absolute beneficial owner of all right, title and interest in and to and have the right to use each of the Companies’ intellectual property with no breaks in chain of title with good and marketable title, free and clear of any Liens or claims of any kind whatsoever. The use of any of the Companies’ intellectual property, to the Sellers’ and Companies’ knowledge, does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any of the intellectual property of any other Person. Without limiting the foregoing, none of the Sellers or none of the Companies has put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Companies’ intellectual property and none of the Sellers or none of the Companies has initiated the enforcement of any claim with respect to any of the Companies’ intellectual property. To the knowledge of the Sellers and the Companies, each of the Companies’ intellectual property is all the intellectual property necessary for the operation of each of the Companies’ Businesses as it is currently conducted. Each of the Sellers has taken reasonable precautions to protect the secrecy, confidentiality and value of each of the Companies’ intellectual property consisting of trade secrets and confidential information. There are no pending or, to any of Sellers and the Companies’ knowledge, threatened claims against the Sellers or the Companies asserted by any other Person relating to the Companies’ intellectual property, including any claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such intellectual property; none of the Sellers or the Companies has received any written notice from any Person that each of the Companies’ Businesses, the use of each of the Companies’ intellectual property, or the manufacture, use or sale of any product or the performance of any service by any of the Sellers infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other intellectual property of any other Person.

SPA Decloux/Macors – Nexeon	Page 13

Execution Version

(j) Contracts. Section 6(j) of the Disclosure Schedule lists each of the following written contracts and other written agreements of significance to which each of the Companies is a party (collectively, “Material Contracts”):

(i) all agreements that relate to the sale, conveyance or transfer of any of the Companies’ assets, other than in the Ordinary Course of Business, for consideration in excess of Fifty Thousand Euros (EUR 50,000);

(ii) all agreements that relate to the acquisition of any Business, a material amount of stock or assets of any other Person or any real or personal property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of Fifty Thousand Euros (EUR 50,000);

(iii) except for agreements relating to trade receivables and Accounts Receivables set out in Section 4 of this Agreement, all agreements relating to indebtedness for borrowed money of each of the Companies, including loans from shareholders and members of the Board of Directors of each of the Companies;

(iv) all material employment agreements and agreements with consultants or (sub)contractors (a) resulting in or which can reasonably be expected to result in liabilities for the Companies exceeding, for each agreement, the amount of One Hundred Thousand Euros (EUR 100,000) on an annual basis, and (b) that are not terminable at will by any of the Companies with less than three (3) months’ prior notice;

(v) any performance bonds in excess of Fifty Thousand Euros (EUR 50,000) or other bonds required for the performance of each of the Companies’ Businesses or by any Governmental Authority or Person; and

(vi) any other material agreement to which either Company is a party and which agreement causes to incur or is reasonably expected to incur liabilities arising thereunder exceeding the amount of fifty thousand Euros (EUR 50,000) on an annual basis.

Sellers have delivered to Buyer a correct and complete copy of each Material Contract, including any and all amendments, supplements, changes, renewals and modifications thereto. To the knowledge of each of the Companies and Sellers, there are no existing and outstanding powers of attorney executed on behalf of the Companies, except for powers of attorney executed in the Ordinary Course of Business and of which correct and complete copies have been provided to Buyer. To the knowledge of each of the Companies and Sellers, each Material Contract is valid and binding and none of the Companies is in breach thereof or in default there under, and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for any such breaches, defaults and events as to which requisite waivers or consents have been or are obtained or which would not, individually or in the aggregate, result in a Material Adverse Effect.

SPA Decloux/Macors – Nexeon	Page 14

Execution Version

(k) Litigation. Section 6(k) of the Disclosure Schedule sets forth each instance in which each of the Companies (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction.

(l) Employees and Labor Matters. Section 6(l) of the Disclosure Schedule lists the names, positions and current annual base compensation for all current directors, managers, officers and employees of the Companies as of the date hereof, including a list of those individuals, and their respective remuneration, who will remain with Medi-Line upon consummation of this Agreement and after Closing. None of the Companies is a party to, or bound by, any company collective bargaining or other similar company agreement with any labour organization representing any of its employees. The Companies and the Sellers have not engaged in unfair labour practices and there are no material labour actions or disputes involving the employees of the Companies.

(m) Environmental, Health and Safety Matters.

(i) To the knowledge of each of the Companies and Sellers, each Company is and its operations are in full and unconditional compliance with any and all environmental, health, and safety laws, regulations and requirements as applicable in the jurisdiction in which each of the Companies is located and operates, directly or indirectly (“EHS Regulations”).

(ii) To the knowledge of the Companies, none of Companies has received any written notice, report or other information of any kind or nature whatsoever regarding any actual or alleged material violation of EHS Regulations, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, un-liquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Companies or its facilities arising under EHS Regulations.

(n) Insurance. Section 6(n) of the Disclosure Schedule sets forth a list, as of the date hereof, of any and all required insurance policies in place as of the date hereof and fully paid and maintained by each of the Companies or with respect to which each of the Companies is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”).

(o) Pension and Retirement Plans. Other than as provided for in Section 6(o) of the Disclosure Schedule, any and all payments due and payable under any pension and retirement plans are current, fully paid up and there are no outstanding or threatened claims, delinquencies, defaults, breaches, liabilities or other obligations associated thereunder detrimental to and/or adversely affecting the existence, validity, good standing and maintenance of aforesaid pension and retirement plans.

SPA Decloux/Macors – Nexeon	Page 15

Execution Version

(p) Cash.

(i)	On the Closing Date Medi-Line shall cause a dividend distribution to be made to Sellers and Ingest of any cash in excess of One Hundred Thousand Euros (EUR 100,000) then existing in Medi-Line’s bank accounts less any and all uncleared issued and outstanding drafts and orders associated with said bank accounts, provided such is in compliance with the applicable laws and its constitutional documents.

(ii)	Subject to Section 6(p)(i) of this Agreement, between the date of this Agreement and the Closing Date any and all cash and/or cash equivalents already on or being transferred to Medi-Line’s bank accounts will remain on Medi-Line’s bank accounts and not be applied for any payments or settlements unless these are exclusively needed for payment of expenses which are in the Ordinary Course of Business and conform Medi-Line’s historical operation of its Business.

(q) Leased Real Property. Schedule 6(q) sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). Each of the Companies has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 6(q), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the assignment of the Lease to Buyer pursuant to this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (iii) the Companies’ or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to each of the Companies’ knowledge, there are no disputes with respect to such Lease; (iv) neither each of the Companies nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) neither each of the Companies nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Companies or any Subsidiary; (viii) neither either Company nor Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ix) neither either Company nor Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (x) there are no liens or encumbrances on the estate or interest created by such Lease.

SPA Decloux/Macors – Nexeon	Page 16

Execution Version

(r) Owned Real Property. Schedule 6(r) sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (A) each of the Companies or Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens, (B) except as set forth in Schedule 6(r) neither Company nor Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (C) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(s) Leasehold Improvements. Schedule 6(s) set forth a description of all material Leasehold Improvements for each Leased Real Property. Each of the Companies or Subsidiary has good and marketable title to the Leasehold Improvements, free and clear of all liens and encumbrances, except Permitted Liens, and other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(t) Real Property Used in the Business. The Owned Real Property identified in Schedule 6(r), the Leased Real Property identified in Schedule 6(q) and the Leasehold Improvements (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Companies’ Businesses.

(u) Access. Each parcel of Real Property has direct access to a public street adjoining the Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property. None of the improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

(v) Condemnation. There is no condemnation, expropriation or other proceeding in eminent domain pending or, to each of the Companies’ and Sellers’ knowledge, threatened, affecting any Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings pending or, to each of the Companies’ and Sellers’ knowledge, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Companies’ Businesses.

Section 7. Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use his or its commercially reasonable best efforts to take all actions and to do all things necessary in order to consummate this Agreement and make effective the transactions contemplated by thereunder (including satisfaction, but not waiver, of the Closing conditions set forth in Section 9).

SPA Decloux/Macors – Nexeon	Page 17

Execution Version

(b) Notices and Consents. Sellers shall give, and cause the Companies to give, any notices to third parties, including any Governmental Authority and third parties, and shall use, and cause each of the Companies to use, its reasonable best efforts to obtain any third party consents referred to in Sections 4, 5(a)(iii) or 6(c). Buyer shall give any notices to third parties, including governments or governmental agencies, and use its reasonably best efforts to obtain any third party consents referred to in Section 5(b)(iii).

(c) Operation of Business. Sellers will not cause or permit the Companies to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business.

(d) Full Access. Sellers will cause the Companies to permit, representatives of Buyer (including legal counsel, accountants and other advisors) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Companies. Buyer will treat and hold as such any Confidential Information it receives from any of Sellers or the Companies in the course of the reviews contemplated by this Section 7(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers and the Companies all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

(e) Notice of Developments. Sellers shall promptly notify Buyer in writing of any development (i) threatening or causing a breach of any of the representations and warranties in Section 6 and any of the covenants in this Agreement, or (ii) arising after the date of this Agreement that would have been required to be disclosed in the Disclosure Schedule had such development existed on the date hereof and cause the threatening or occurring breach to be fully and unconditionally cured and resolved at its sole cost and expense within fifteen (15) days after becoming aware of such.

(f) Exclusivity. Sellers will not solicit, initiate, encourage or respond to the submission of any proposal or offer from any Person, other than the Buyer, relating to the acquisition of all or substantially all of the capital stock or assets of each of the Companies (including any acquisition structured as a merger, consolidation or share exchange) for a period of time expiring April 30, 2017.

Section 8. Post-Closing Covenants.

The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including but not limited to any breach or default under this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 10).

SPA Decloux/Macors – Nexeon	Page 18

Execution Version

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Companies, each of the other Parties shall cooperate with him, her or it and his, her or its counsel in the defense or contest, make available his, her or its personnel, and provide such testimony and access to his, her or its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 10).

(c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of each of the Companies from maintaining the same business relationships with each of the Companies after the Closing as it maintained with each of the Companies prior to the Closing.

Section 9. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the Agreement and the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 5(a) and Section 6 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material”, “Material Adverse Change” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material”, “Material Adverse Change” or “Material Adverse Effect”) in all respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of the Agreement and any of the transactions contemplated by this Agreement;

SPA Decloux/Macors – Nexeon	Page 19

Execution Version

(iv) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 9(a)(i)-(iii) is satisfied in all respects;

(v) the Parties shall have received all authorizations, consents and approvals of any Governmental Authority referred to in Sections 5(a)(iii), 5(b)(iii) and 6(c);

(vi) an executed resignation letter from each of the Sellers’ and Medi-Line’s directors and officers, to the extent applicable, except for Henri Decloux who will remain employed with Medi-Line upon the consummation of this Agreement;

(vii) Medi-Line and HD Resources will enter into the Services Agreement in a form substantially conforming the draft attached as Schedule 9(a)(vii) to this Agreement;

(viii) all actions to be taken by Sellers in connection with consummation of this Agreement and the transactions contemplated thereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

(ix) full and unconditional completion of the audit of the Annual Financial Statements as being or to be conducted by Paritz & Company P.A., at Buyer’s sole cost and expense, and delivery by Medi-Line of its 2016 Interim Financial Statement;

(x) Sellers shall have provided, delivered and made available to Buyer fully completed and accurate Schedules to the Agreement;

(xi) Buyer may waive any condition specified in this Section 9(a) if it executes a document in writing so stating at or prior to the Closing.

(b) Conditions to Sellers’ Obligations. Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 5(b) shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contains terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material”, “Material Adverse Change” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material”, “Material Adverse Change” or “Material Adverse Effect”) in all respects through the Closing;

SPA Decloux/Macors – Nexeon	Page 20

Execution Version

(iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 9(b)(i)-(iii) is satisfied in all respects;

(v) the Parties shall have received all authorizations, consents and approvals of any Governmental Authority referred to in Sections 5(a)(iii), 5(b)(iii) and 6(c);

(vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

(vii) either Seller may waive any condition specified in this Section 9(b) on behalf of the applicable Company if such Seller executes a writing so stating at or prior to the Closing.

(c) Non-Satisfaction of conditions to Buyer’s obligation to close. The Buyer may terminate this Agreement (the “Buyer Termination Option”), in its discretion, by notice in writing to Sellers within 15 (fifteen) business days after May 31, 2017 (the “Buyer Termination Period”) if any of the conditions to Buyer’s obligation to close set out in Section 9 (a) has not been satisfied on or before May 31, 2017; provided, however, that in the event the Buyer elects to not to exercise the Buyer Termination Option within the Buyer Termination Period, said option to terminate expires and the Agreement will continue to exist and be deemed legal, valid, binding, enforceable and in full force and effect as it was immediately prior to the Buyer Termination Period.

(d) Non-Satisfaction of conditions to Sellers’ obligation to close. Sellers may terminate this Agreement (the “Sellers Termination Option”), in their discretion, by notice in writing to the Buyer within 15 (fifteen) business days after May 31, 2017 (the “Sellers Termination Period”) if any of the conditions to Seller’s obligation to close set out in Section 9 (b) has not been satisfied on or before May 31, 2017; provided, however, that in the event the Sellers elect to not to exercise the Sellers Termination Option within the Sellers Termination Period, said option to terminate expires and the Agreement will continue to exist and be deemed legal, valid, binding, enforceable and in full force and effect as it was immediately prior to the Sellers Termination Period.

SPA Decloux/Macors – Nexeon	Page 21

Execution Version

Section 10. Remedies for Breaches of this Agreement.

(a) Survival of Representations, Warranties, Covenants and Agreements. All of the representations, warranties, covenants and agreements of Sellers contained in this Agreement shall survive the Closing hereunder (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year thereafter (the “Survival Period”), except with respect to the covenants contained in Section 8, which shall survive indefinitely (subject to any applicable statutes of limitations). All of the representations, warranties, covenants and agreements of Buyer contained in this Agreement shall survive the Closing (unless Sellers knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for the Survival Period, except with respect to the covenants contained in Sections 2 and 8, which shall survive indefinitely (subject to any applicable statutes of limitations or equivalents thereof).

(b) Indemnification Provisions for Buyer’s Benefit.

(i) In the event that Sellers or Companies breach any of the representations, warranties or covenants contained herein (other than the covenants in Section 2(a) and the representations and warranties in Section 5(a)) and, provided that (i) Sellers have not be able to cure such breach within fifteen (15) days as provided for in Section 7(e) hereof, and (ii) Buyer makes a written claim for indemnification against Sellers pursuant to Section 10(d) within the survival period set forth in Section 10(a), then Sellers shall severally, and not jointly and severally, indemnify Buyer from and against any Adverse Consequences that Buyer shall suffer (but excluding any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) caused proximately by the breach; provided, however, that Sellers shall not be required to indemnify Buyer pursuant to this Section 10(b)(i), unless and until the Adverse Consequences exceed Fifty Thousand Euros (EUR 50,000) (the “Indemnification Basket”), in which case Sellers shall be obligated to indemnify Buyer for all Adverse Consequences in excess of the Indemnification Basket. In addition, the aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to this Section 10(b)(i) shall not exceed Two Hundred Seventy Thousand Euros (EUR 270,000) for the Sellers in the aggregate (the “Indemnification Cap”); provided, further, that in no event shall any Seller be obligated to indemnify Buyer for an amount in excess of such Seller’s allocable portion of the Indemnification Cap pro rata the number of Shares sold by each Seller to Buyer (for each Seller, such Seller’s “Proportionate Cap”) (after which point such Seller shall have no obligation to indemnify Buyer from and against further such Adverse Consequences).

(ii) In the event that any Seller or Company breaches any of his or its covenants in Section 2(a) or any of his or its representations and warranties in Section 5(a), and provided that Buyer makes a written claim for indemnification against such Seller pursuant to Sections 10(d) within the survival period set forth in Section 10(a), then such Seller shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) caused proximately by such Seller’s breach; provided, that in no event shall any Seller be obligated to indemnify Buyer for an amount in excess of such Seller’s Proportionate Cap (after which point such Seller shall have no obligation to indemnify Buyer from and against further such Adverse Consequences).

SPA Decloux/Macors – Nexeon	Page 22

Execution Version

(iii) For the avoidance of doubt, no Seller shall be obligated to indemnify Buyer for any Adverse Consequences incurred in excess of such Seller’s Proportionate Cap, regardless of whether such indemnification obligation arose pursuant to Section 10(b)(i) or (ii) or some combination thereof.

(iv) Any amount for which Sellers would otherwise have been liable under this Section 10 in respect of any Adverse Consequences suffered by Buyer for breach of any representations, warranties, covenants and agreements contained in this Agreement shall be reduced by the amount (if any) by which any tax for which any of the Companies would otherwise have been liable shall be reduced or extinguished as the result of the matter given rise to such Adverse Consequences.

(v) Any amount for which Sellers would otherwise have been liable under this Section 10 in respect of any Adverse Consequences suffered by Buyer for breach of any representations, warranties, covenants and agreements contained in this Agreement shall be reduced by the net amount of any indemnification, insurance proceeds or other recovery actually received by any of the Companies from any third party in respect of such Adverse Consequences.

(vi) Sellers shall not be liable under this Section 10 in respect of any claim to the extent that the facts, matters or circumstances giving right to any relevant claim were disclosed to Buyer prior to the signing of the Agreement.

(vii) Except in case of fraud, gross negligence or wilful misconduct of Sellers, the sole remedy of Buyer in case of breach of any representations, warranties, covenants and agreements contained in this Agreement will be the above indemnification by Sellers in accordance with this Section 10, to the exclusion of any other remedy.

(c) Indemnification Provisions for Sellers’ Benefit. In the event that Buyer breaches any of its representations, warranties or covenants contained herein, and provided that any Seller makes a written claim for indemnification against Buyer pursuant to Section 10(d) within the survival period set forth in Section 10(a), then Buyer shall indemnify each Seller from and against the entirety of any Adverse Consequences that such Seller shall suffer (but excluding any Adverse Consequences suffered after the end of any applicable survival period) caused proximately by the breach.

SPA Decloux/Macors – Nexeon	Page 23

Execution Version

(d) Procedures for Claims.

(i) If Buyer, on the one hand, or any Seller, on the other hand (in either case, the “Indemnified Party”), has a claim or receives actual notice of any claim, or the commencement of any proceeding that could give rise to an obligation on the part of Sellers, on the one hand, or Buyer, on the other hand, to provide indemnification (the “Indemnifying Party”) pursuant to this Section 10, the Indemnified Party shall promptly give the Indemnifying Party notice thereof in writing, provided, however, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Adverse Consequences, except to the extent that the failure to so promptly notify the Indemnifying Party, actually damages the Indemnifying Party. The Indemnifying Party will have forty-five (45) days from receipt of any such notice to give written notice of dispute of the claim to the Indemnifying Party. Failure of the Indemnifying Party to notify the Indemnified Party within forty-five (45) days from the receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party shall be deemed a liability of the Indemnifying Party only to the extent that the Indemnified Party is actually damaged thereby. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matter.

(ii) If any of the matters as to which an Indemnified Party is entitled to receive indemnification under this Section 10 should entail any proceeding with or claims asserted by parties other than an Indemnifying Party, the Indemnifying Party shall have the right, at its expense, to control such claim or litigation, through counsel reasonably acceptable to the Indemnified Party, upon prompt notice to the Indemnified Party of its election to do so, and provided that the Indemnifying Party proceeds to and continues to defend such claim in a diligent manner. The Indemnifying Party shall keep the Indemnified Party informed of all material developments relating to any such claim and, to the extent requested by an Indemnifying Party, an Indemnified Party, shall cooperate with and assist the Indemnifying Party, in connection with such claim or litigation. An Indemnified Party shall have the right to appoint, at its expense, legal counsel to consult with and remain advised by the Indemnifying Party in connection with such claim or litigation. An Indemnifying Party shall have final authority to determine all matters in connection with such claim or litigation; provided, however, that an Indemnifying Party shall not settle any third-party claim without the consent of an Indemnified Party, which shall not be unreasonably denied or delayed, unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party, in which case no consent shall be required hereunder.

(e) No assignment of Buyer’s rights. Buyer’s remedies and rights under this Section 10 are personal to Buyer and, accordingly, notwithstanding any provision in Section 12 (e) of this Agreement, no successor buyer or transferee, other than an Affiliate incorporated in Belgium, of all or part of the Shares shall be entitled to make any claim under this Section 10 against any of Sellers.

SPA Decloux/Macors – Nexeon	Page 24

Execution Version

Section 11. Subsequent Sale of Shares.

For the period of twelve (12) months and one day commencing immediately after the Closing Date, Buyer, or any subsequent transferee, shall not sell or otherwise transfer any of the Shares to a foreign company or legal entity which registered office, main place of business or headquarters is not located in a Member State of the European Economic Area. In the event, however, that all or part of the Shares is sold or otherwise transferred to any other company or legal entity by Buyer or any subsequent transferee of Buyer during such period of twelve (12) months and one day following the Closing Date, Buyer shall reimburse to Sellers any taxes under Belgian law incurred by Sellers as the result of such sale or transfer.

Section 12. Miscellaneous.

(a) Intentionally omitted.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller Representative; provided, however, that any Party may make any public disclosure that he, she or it believes in good faith is required by applicable law or, if applicable, any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. Except as set forth in Section 8(c), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

SPA Decloux/Macors – Nexeon	Page 25

Execution Version

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers’ Representatives:

Ingest S.p.r.l.

Liège Science Park

Rue des Gardes Frontières, 2

B-4031, Angleur

Belgium

Henri Decloux:

Liège Science Park

Rue des Gardes Frontières, 2

B-4031, Angleur

Belgium

Paul Macors:

Liège Science Park

Rue des Gardes Frontières, 2

B-4031, Angleur

Belgium

If to Buyer:

Nexeon Medsystems Belgium, S.p.r.l.

Rue Bois Saint-Jean 15/1

4102 Seraing

Belgium

SPA Decloux/Macors – Nexeon	Page 26

Execution Version

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of Belgium without giving effect to any choice or conflict of law provision or rule (whether of Belgium or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Belgium.

(j) Arbitration. (a) If a dispute, controversy or claim (“Dispute”) arises out of or in connection with this Agreement (including, without limitation, the performance, validity or enforceability thereof), the Parties shall follow the following procedure: (i) either Party shall give to the other Party written notice of the Dispute, setting forth its nature and particulars; (ii) upon service of the notice the Parties shall attempt in good faith to resolve the Dispute; (iii) if the above Parties’ representatives are for any reason unable to resolve the Dispute within fifteen (15) business days of service of the notice, then any Party shall be entitled to initiate arbitration under Section 12(j)(b).

(b) Any Dispute that the Parties are unable to resolve under Section 12(j)(a), shall be finally settled by arbitration under the CEPANI Rules of Arbitration in force on the date on which the notice of arbitration is submitted to one (1) or to a panel of maximum three (3) arbitrators, subject to the complexity and scope of the Dispute, in accordance with these rules. The place of arbitration shall be Brussels, Belgium. The language(s) of the proceedings shall be English and/or French. The award rendered shall be final and binding upon both Parties.

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SPA Decloux/Macors – Nexeon	Page 27

Execution Version

(m) Expenses. Seller and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of this Agreement and the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context requires otherwise. The word “including” shall mean including without limitation.

(o) Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

the remainder of this page intentionally left blank – signature pages to follow

SPA Decloux/Macors – Nexeon	Page 28

Execution Version

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Nexeon Medsystems BELGIUM, S.P.R.L.

Signature:	/s/ William Rosellini
Name:	William Rosellini
Title:	CEO

Henri Decloux

Signature:	/s/ Henri Decloux
Name:	H. Decloux
Title:	Gerant

Paul Macors

Signature:	/s/ Paul Macors
Name:	P. Macors
Title:	Managing Director

SPA Decloux/Macors – Nexeon	Page 29

Execution Version

AND ACKNOWLEDGED AND CONFIRMED BY:

Ingest S.p.r.l.

Signature:	/s/ Paul Macors
Name:	P. Macors
Title:	Gerant

Medi-Line S.A.

Signature:	/s/ Henri Decloux
Name:	H. Decloux
Title:	Representant Permanent Ingest, SPRL Administrateur Deleguer

SPA Decloux/Macors – Nexeon	Page 30

Execution Version

SCHEDULE 4.(b)

4.(b).001. Convention CardiaX C-7452.pdf

4.(b).002. Convention Avatar C-6971.pdf

4.(b).003. Convention NORPE 1217907.pdf

4.(b).004. Accord de collaboration UCL-ML signé.pdf

4.(b).005. Prime investissement 2014-03-05.pdf

SPA Decloux/Macors – Nexeon	Page 31

Execution Version

SCHEDULE 6.(a)

6.(a). 001. INGEST Acte constitution 2007-02-22.pdf

6.(a). 002. INGEST AG quasi apport 2007-03-30.pdf

6.(a). 003. INGEST Rapp AG ext quasi apport 2007-03-25.pdf

6.(a).004. MEDILINE Acte Constitution 1994-02-18.pdf

6.(a).005. MEDILINE Publication Moniteur constitution 1994-03-12.pdf

6.(a).006. MEDILINE Immatriculation CCI 1994-03-11.pdf

6.(a).007. MEDILINE - coordination des statuts 2001-03-06.pdf

6.(a).008. MEDILINE Acte augmentation capital 2001-03-07.pdf

6.(a).009. MEDILINE Publication augmentation capital 2001-03-16.pdf

6.(a).010. MEDILINE Renouvellement mandat administrateurs 2013-07-17.pdf

SPA Decloux/Macors – Nexeon	Page 32

Execution Version

SCHEDULE 6.(e)

6.(e).(i).001. INGEST Financial Statement September 2014.pdf

6.(e).(i).002. INGEST Financial Statement September 2015.pdf

6.(e).(i).003. INGEST Financial Statement September 2016.pdf

6.(e).(i).101. MEDILINE Financial Statement March 2014.pdf

6.(e).(i).102. MEDILINE Financial Statement March 2015.pdf

6.(e).(i).103. MEDILINE Financial Statement March 2016.pdf

6.(e).(ii).004 INGEST Interim Financial Statement December 2016.pdf

6.(e).(ii).104. MEDILINE Interim Financial Statement December 2016.pdf

SPA Decloux/Macors – Nexeon	Page 33

Execution Version

SCHEDULE 6.(g)

6.(g).001. ISO Certificate 0744070-03 ISO9001;2008 - ISO13485;2012 +AC2012.pd

6.(g).002. CE Certificate 1044550-06+ Annexes.pdf

6.(g).003. Accreditation Japon.pdf

6.(g).004. BSI Transfer Assessment Report 8572367.pdf

6.(g).005. BSI Transfer Assessment Report 8572368 .pdf

6.(g).006. AFMPS Rapport d'inspection 20150605.pdf

6.(g).007. AFMPS Réponse à la lettre du 25 OCT 2016 - AFMPS.pdf

SPA Decloux/Macors – Nexeon	Page 34

Execution Version

SCHEDULE 6.(h)

6.(h).001. Contrôle Fiscal 2016-11-25.pdf

SPA Decloux/Macors – Nexeon	Page 35

Execution Version

SCHEDULE 6.(i)

6.(i).001. Convention licence brevets 20140502.pdf

6.(i).101. Achilles NDA Nazal Filter 2016-07-26.pdf

6.(i).102. Allergan-Medcines360 NDA 2017-02-23.pdf

6.(i).103. Autajon Belgium NDA 2014-02-25.pdf

6.(i).104. Auxin NDA 2012-11-12.pdf

6.(i).105. Cardio3 NDA 2013-04-23.pdf

6.(i).106. Centis NDA 2013-09-06.pdf

6.(i).107. Centis NDA 2015-01-07.pdf

6.(i).108. Cide-Socran NDA 2016-11-03.pdf

6.(i).109. CILAG GmbH NDA 2016-03-14.pdf

6.(i).110. Clariance NDA 2013-11-25.pdf

6.(i).111. Cojema NDA 2014-09-03.pdf

6.(i).112. Comelec NDA 2014-10-15.pdf

6.(i).113. Creative Balloon NDA (Inner Cannula) 2014-06-19.pdf

6.(i).114. Creative Balloon NDA (PUR Tube) 2014-06-19.pdf

6.(i).115. Creative balloons NDA (coextrusion) 2014-06-20.pdf

6.(i).116. Creative balloons NDA (tracheo) 2014-06-20.pdf

6.(i).117. CYCLOPHARMA NDA 2016-12-19.pdf

6.(i).118. Devonec NDA 2015-04-24.pdf

6.(i).119. Ecomi NDA Nasal Filter 2016-08-18.pdf

6.(i).120. ELYSIA NDA 2016-10-07.pdf

6.(i).121. Euromi NDA 2016-01-07.pdf

6.(i).122. EyeD Pharma NDA 2014-04-01 ..pdf

6.(i).123. GE Healthcare NDA 2016-08-10.pdf

6.(i).124. Give n Tech NDA 2013-12-10.pdf

6.(i).125. Gmp-oprhan NDA 2013-10-01.pdf

SPA Decloux/Macors – Nexeon	Page 36

Execution Version

6.(i).126. IBA NDA 2013-10-11.pdf

6.(i).127. ILDM NDA 2013-05-15.pdf

6.(i).128. INJECTA NDA 2015-01-09.pdf

6.(i).129. iSTAR NDA 2012-02-08.pdf

6.(i).130. J&J Brunswick NDA 2014-07-07.pdf

6.(i).131. Janssen R&D NDA 2016-04-22.pdf

6.(i).132. Junopacific NDA 2015-02-02.pdf

6.(i).133. JVS NDA 2014-12-09.pdf

6.(i).134. Kimberley Clark NDA 2012-10-31.pdf

6.(i).135. MedEnvision NDA 2013-02-18.pdf

6.(i).136. MediTech Access Consulting NDA 2015-05-07.pdf

6.(i).137. MedPass NDA 2015-03-25.pdf

6.(i).138. MedTrace NDA 2016-03-21.pdf

6.(i).139. Metronom NDA 2016-05-11.pdf

6.(i).140. Meusinvest NDA 2016-11-03.pdf

6.(i).141. MH Medical NDA 2014-05-07.pdf

6.(i).142. Micell NDA 2014-04-10.pdf

6.(i).143. Nestle Nespresso NDA 2017-01-10.pdf

6.(i).144. Neurotech NDA 2013-01-28.pdf

6.(i).145. Nexeon NDA 2015-06-13.pdf

6.(i).146. NTTF Coatings NDA 2014-12-16.pdf

6.(i).147. Nyxoah NDA 2013-09-29.pdf

6.(i).148. Palmedic NDA 2013-11-28.pdf

6.(i).149. Peters NDA 2016-12-14.pdf

6.(i).150. Progress NDA 2014-11-03.pdf

6.(i).151. Promed NDA 2014-12-16.pdf

6.(i).152. Remacle NDA 2014-09-25.pdf

6.(i).153. Rosellini NDA 2015-03-11.pdf

6.(i).154. Seido NDA 2016-10-18.pdf

SPA Decloux/Macors – Nexeon	Page 37

Execution Version

6.(i).155. Silikon Technik NDA 2014-11-03.pdf

6.(i).156. Sirris NDA 2013-12-11.pdf

6.(i).157. Sirris NDA 2016-10-21.pdf

6.(i).158. Smartcath NDA 2016-09-30.pdf

6.(i).159. Smiths Med NDA 2014-04-01.pdf

6.(i).160. SPI NDA 2014-10-20.pdf

6.(i).161. Steerable Instruments NDA 2015-09-14.pdf

6.(i).162. Sterigenics NDA 2013-12-05.pdf

6.(i).163. Sterne NDA 2014-11-19.pdf

6.(i).164. Synergia Medicazl NDA 2016-04-26.pdf

6.(i).165. Taipro NDA 2015-10-23.pdf

6.(i).166. Tenco Proto NDA 2013-12-12.pdf

6.(i).167. U Gent NDA 2016-01-21.pdf

6.(i).168. UbiTemp NDA 2016-06-14.pdf

6.(i).169. UCL NDA NORPE 2015-06-30.pdf

6.(i).170. ULB NDA μAiguilles 2014-10-14.pdf

6.(i).171. ULB NDA 2015-03-11.pdf

6.(i).172. ULB NDA Meertens 2016-04-27.pdf

6.(i).173. ULB NDA Piercendo 2013-04-23.pdf

6.(i).174. ULB NDA Prediction 2012-10-03.pdf

6.(i).175. Vanderlink NDA 2013-01-18.pdf

6.(i).176. Vygon NDA 2015-04-02.pdf

6.(j).(iii).001. INGEST Convention de prêt HD.pdf

6.(j).(iii).002. INGEST Convention de prêt PM.pdf

6.(j).(iii).003. MEDILINE Convention Sowalfin.pdf

6.(j).(iv).001. MEDILINE Convention Prestation Services 2011-01-19.pdf

6.(j).(iv).002. MEDILINE Avenant convention prestation de Services 2012-09-10.pdf

SPA Decloux/Macors – Nexeon	Page 38

Execution Version

SCHEDULE 6.(j)

6.(j).(iv).003. Contrat C.Aniset.pdf

6.(j).(iv).004. Contrat C.Demaret.pdf

6.(j).(iv).005. Contrat C.Reafuente.pdf

6.(j).(iv).006. Contrat E.Steyns.pdf

6.(j).(iv).007. Contrat F.Brack.pdf

6.(j).(iv).008. Contrat H.Grooteclaes.pdf

6.(j).(iv).009. Contrat J Ph. Diels.pdf

6.(j).(iv).010. Contrat J.Maire.pdf

6.(j).(iv).011. Contrat J.Meens.pdf

6.(j).(iv).012. Contrat J.Neycken.pdf

6.(j).(iv).013. Contrat L.Mascetti.pdf

6.(j).(iv).014. Contrat M.Labrada.pdf

6.(j).(iv).015. Contrat N.Gaspard.pdf

6.(j).(iv).016. Contrat P.Mawet.pdf

6.(j).(iv).017. Contrat P.Merken.pdf

6.(j).(iv).018. Contrat S.Dedoyart.pdf

6.(j).(iv).019. Contrat S.Van Hoecke.pdf

6.(j).(iv).020. Contrat E.Mignon.pdf

6.(j).(iv).021. Contrat S.America.pdf

6.(j).(iv).022. Contrat M.De Stobbeleir.pdf

6.(j).(iv).023. Deuxième Avenant a la Convention de Prestation de Services 20110119.pdf

6.(j).(vi).001. ETHICON Supply Agreement 20110720.pdf

6.(j).(vi).002. ETHICON Quality Agreement - 20160512.pdf

6.(j).(vi).003. ETHICON Development Contract 20100823.pdf

6.(j).(vi).004. ETHICON Website Agreement 20101118.pdf

6.(j).(vi).005. GE Healthcare Supply Agreement 20111108.pdf

6.(j).(vi).006. GE Healthcare Supply Agreement 20121113.pdf

6.(j).(vi).007. GE Healthcare Second Amendment to Supply Agreement 20160607.pdf

6.(j).(vi).008. GE Healthcare Quality Assurance Agreement 20150512.pdf

6.(j).(vi).009. TRASIS Contrat carpules.pdf

SPA Decloux/Macors – Nexeon	Page 39

Execution Version

SCHEDULE 6.(l)

6.(l).001. MEDILINE Organigramme.pdf

6.(l).002. Staff List.pdf

SPA Decloux/Macors – Nexeon	Page 40

Execution Version

SCHEDULE 6.(m)

6.(m).001. Permis environnement.pdf

6.(m).002. Avis SRI sur extension bureaux.pdf

6.(m).003. Rapport final inspection pompiers.pdf

6.(m).004. Lettre motivation demande extension permis.pdf

6.(m).005. Mail Architecte Ancion.pdf

SPA Decloux/Macors – Nexeon	Page 41

Execution Version

SCHEDULE 6.(n)

6.(n).001. RC exploitation.pdf

6.(n).002. Accidents du travail.pdf

6.(n).003. Incendie - Infratsructure.pdf

6.(n).004. Insurance List.pdf

SPA Decloux/Macors – Nexeon	Page 42

Execution Version

SCHEDULE 6.(o)

6.(o).001. Delta LLoyd pension Plan.pdf

6.(o).002. Pension Plan 2016 amounts paid.pdf

6.(o).003. INGEST Insurance summary HD.pdf

6.(o).004. INGEST Insurance Keyman benefit plan HD.pdf

SPA Decloux/Macors – Nexeon	Page 43

Execution Version

SCHEDULE 6.(q)

6.(q).001. Expertise Sauveur 02-2014.pdf

6.(q).002. Convention leasing immobilier KBC 2005-12-13.pdf

6.(q).003. Acte vente terrain 2005-01-26.pdf

6.(q).004. Convention Droit de superficie.pdf

SPA Decloux/Macors – Nexeon	Page 44

Execution Version

SCHEDULE 6.(z)

6.(z). 001. SALES by CUSTOMER - calendar year 2012-2016.pdf

6.(z).002. SALES by STOCK_REF - calendar year 2012-2016.pdf

6.(z).003. Suppliers of components by calendar year 2012-2016.pdf

6.(z).004. Suppliers overheads-payroll by calendar year 2012-2016.pdf

SPA Decloux/Macors – Nexeon	Page 45

Execution Version

SCHEDULE 9 (a) (viii)

(Form Services Agreement)

SPA Decloux/Macors – Nexeon	Page 46